Exhibit 99.1

For release: January 4, 2006, 6:00 am EST	Contact:	Mark Rittenbaum Ph: 503-684-7000
Greenbrier Companies Reports First Quarter Results
Earnings grow to $.51 per share on revenues of $186 million
Lake Oswego, Oregon, January 4, 2006 — The Greenbrier Companies [NYSE:GBX], a leading supplier of transportation equipment and services to the railroad industry, today reported financial results for its fiscal first quarter ended November 30, 2005.
Highlights
•	Net earnings increased 49% to $8.0 million, or $.51 per diluted share.

•	EBITDA for the quarter increased 35% to $23.4 million, or 12.5% of revenues.

•	New railcar production of 3,200 units for the quarter was comparable with first quarter 2005 levels of 3,400 units.

•	New railcar manufacturing backlog was 7,100 units valued at $450 million at November 30, 2005.

•	The Company formalized its 2006 annual earnings guidance to a range between $2.30 to $2.45 per share.
First Quarter Results:
     Revenues for the 2006 fiscal first quarter were $186 million, compared to $218 million in the prior year’s first quarter. EBITDA increased to $23.4 million, or 12.5% of revenues for the quarter, compared to $17.3 million, or 7.9% of revenues in the prior year’s first quarter. Net earnings increased to $8.0 million, or $0.51 per diluted share for the quarter, compared to net earnings of $5.4 million, or $0.35 per diluted share for the same period in 2005. New railcar manufacturing backlog was 7,100 units valued at $450 million at November 30, 2005, compared to 9,600 units valued at $550 million on August 31, 2005.
     William A. Furman, president and chief executive officer, said, “Operating momentum realized in the second half of fiscal 2005 has carried into 2006, with both our Manufacturing and Leasing & Services segments continuing to operate with higher margins. Our strategic decisions to allocate more of our new railcar production to our Mexican operations and to emphasize global supply sourcing have driven cost efficiencies exceeding initial expectations. Recent debt financings have provided increased operating flexibility, particularly in our leasing operations, where growth in both the owned and managed fleet, as well as an increase in lease origination and syndication activities occurred during the quarter. These activities have all had a positive impact on earnings.”
     In the Manufacturing segment, first quarter revenues were $165 million, compared to $200 million in the first quarter of 2005. Manufacturing gross margin for the quarter grew to 13.1% of revenues, compared to 8.8% of revenues in the first quarter of 2005. The margin growth was achieved principally due to: a more favorable product mix; positive effects of continued cost reduction efforts including increases in global supply sourcing; and benefits of the Company’s NAFTA footprint. This footprint, along with the acquisition of 100% ownership of the Mexican operation in December 2004, has allowed the Company to shift North American production to its more cost efficient facilities in the U.S. and Mexico. In Europe, recent market activity has been promising, with European financial performance slightly ahead of plan.
     Revenues in the Leasing & Services segment grew to $21.8 million, an increase of 23% from $17.7 million in the same quarter last year, while cost of revenue was virtually unchanged from a year ago. Leasing & Services gross margin grew to 52% of revenues, compared to 41% of revenues in the same quarter last year. Leasing & Services revenue and margin growth was achieved principally from additions to the Company’s lease fleet, increases in owned and managed fleet utilization, and increases in earnings from railcar lease syndication activities.
     Mark Rittenbaum, senior vice president and treasurer added, “While new railcar production was 3,200 units for the first quarter of 2006, third party deliveries were 2,400 units. This compares to production of 3,400 units and third party deliveries of 3,200 units in the first quarter of 2005. The decrease in deliveries in the current quarter, which resulted in lower manufacturing revenues, was primarily due to increased production for the Company’s lease fleet and railcars produced for customers in the current period that will be delivered, sold and margins recognized in future quarters.”
Business Outlook:
     Furman continued, “We continue to be pleased with our manufacturing gross margin and performance of our Mexican operations. Increases in quarterly deliveries of new railcars and continued operating efficiencies during the year are anticipated to lead to even stronger quarterly earnings as the year unwinds. Our commitment to maintaining intermodal market share and to higher margin intermodal and conventional railcar business has led to a decline in our backlog. However, industry fundamentals remain strong. While the exact timing of major orders cannot be predicted with certainty, a strong foundation for major intermodal and conventional railcar orders has been developed. We are in advanced negotiations on several potential significant orders that would cause backlog to grow. Substantial engineering resources are being devoted in order to expand and enhance railcar offerings. While line changeovers and a change in product mix may lower manufacturing margins some for the balance of the year, we anticipate our annual earnings to range between $2.30 and $2.45 per share.”
     Furman concluded, “We are confident that the strategic decisions we are making today to maintain our core product market share and to diversify our product offerings will serve Greenbrier well and generate long-term shareholder value. We continue to seek accretive growth opportunities in our core businesses, and have positioned the Company’s balance sheet and liquidity to act quickly on such opportunities. Capital is also being more actively deployed in leased railcars assets, which generate accretive returns and can be readily monetized, when we so choose.”
     The Greenbrier Companies (www.gbrx.com), headquartered in Lake Oswego, OR, is a leading supplier of transportation equipment and services to the railroad industry. In addition to building new railroad freight cars in the U.S., Canada, and Mexico and to repairing and refurbishing freight cars and wheels at 17 locations across North America, Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 11,000 railcars, and performs management services for approximately 131,000 railcars.

     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, actual future costs and the availability of materials and a trained workforce; steel price increases and scrap surcharges; changes in product mix and the mix between manufacturing and leasing & services segment; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment; all as may be discussed in more detail under the heading “Forward Looking Statements” on pages 3 through 4 of Part I of our Annual Report on Form 10-K for the fiscal year ended August 31, 2005. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.
     The Greenbrier Companies will host a teleconference to discuss first quarter fiscal 2006 results. Teleconference details are as follows:
Wednesday, January 4, 2006
8:00 am Pacific Standard Time
Phone #: 630-395-0143, Password: “Greenbrier”
Webcast Real-time Audio Access: (“Newsroom” at http://www.gbrx.com)
Please access the website 10 minutes prior to the start time. Following the call, a replay will be available on the same website.

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	November 30,	August 31,
	2005	2005
Assets
Cash and cash equivalents	$100,695	$73,204
Restricted cash	89	93
Accounts and notes receivable	91,656	122,957
Inventories	121,183	121,698
Railcars held for sale	103,606	59,421
Equipment on operating leases	220,962	183,155
Investment in direct finance leases	7,314	9,974
Property, plant and equipment	72,917	73,203
Other	29,003	27,502

	$747,425	$671,207

Liabilities and Stockholders’ Equity
Revolving notes	$14,540	$12,453
Accounts payable and accrued liabilities	207,516	195,258
Participation	22,386	21,900
Deferred income taxes	30,495	31,629
Deferred revenue	3,870	6,910
Notes payable	273,122	214,635

Subordinated debt	7,175	8,617

Subsidiary shares subject to mandatory redemption	3,746	3,746

Stockholders’ equity	184,575	176,059

	$747,425	$671,207

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended
	November 30,
	2005	2004
Revenue
Manufacturing	$164,596	$200,397
Leasing & services	21,766	17,651

	186,362	218,048

Cost of revenue
Manufacturing	143,030	182,862
Leasing & services	10,439	10,380

	153,469	193,242

Margin	32,893	24,806

Other costs
Selling and administrative expense	15,684	12,072
Interest and foreign exchange	4,430	3,059

	20,114	15,131

Earnings before income taxes and equity in earnings (loss) of unconsolidated subsidiaries	12,779	9,675

Income tax expense	(4,934)	(3,554)

Earnings before equity in earnings (loss) of unconsolidated subsidiaries	7,845	6,121

Equity in earnings (loss) of unconsolidated subsidiaries	172	(731)

Net earnings	$8,017	$5,390

Basic earnings per common share	$0.52	$0.36

Diluted earnings per common share	$0.51	$0.35

Weighted average common shares:
Basic	15,511	14,894
Diluted	15,847	15,504

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands, unaudited)

	Three Months Ended
	November 30
	2005	2004
Cash flows from operating activities:
Net earnings	$8,017	$5,390
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Deferred income taxes	(1,122)	845
Tax benefit of stock options exercised	639	—
Depreciation and amortization	6,016	5,285
Gain on sales of equipment	(612)	(86)
Other	40	10
Decrease (increase) in assets:
Accounts and notes receivable	31,228	(25,993)
Inventories	922	(3,181)
Railcars held for sale	(43,619)	(2,682)
Other	(1,663)	2,299
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	10,878	(10,426)
Participation	486	406
Deferred revenue	(2,846)	5,624

Net cash provided by (used in) operating activities	8,364	(22,509)

Cash flows from investing activities:
Principal payments received under direct finance leases	871	1,832
Proceeds from sales of equipment	3,169	2,460
Investment in and advances to unconsolidated joint venture	75	(57)
Capital expenditures	(44,401)	(12,395)

Net cash used in investing activities	(40,286)	(8,160)

Cash flows from financing activities:
Changes in revolving notes	2,096	34,363
Proceeds from notes payable	60,000	—
Repayments of notes payable	(1,382)	(2,280)
Repayment of subordinated debt	(1,442)	(1,592)
Proceeds from exercise of stock options	805	174

Net cash provided by financing activities	60,077	30,665

Effect of exchange rate change	(664)	4,199

Increase in cash and cash equivalents	27,491	4,195

Cash and cash equivalents
Beginning of period	73,204	12,110

End of period	$100,695	$16,305

THE GREENBRIER COMPANIES, INC.
Supplemental Disclosure
Reconciliation of Net Cash Provided by Operating Activities to EBITDA (1)
(In thousands, unaudited)

	Three Months Ended
	November 30
	2005	2004
Net cash provided by (used in) operating activities	$8,364	$(22,509)
Changes in working capital	4,614	33,953
Deferred income taxes	1,122	(845)
Tax benefit of stock options exercised	(639)	—
Gain on sales of equipment	612	86
Other	(40)	(10)
Income tax expense	4,934	3,554
Interest and foreign exchange	4,430	3,059

EBITDA from operations	$23,397	$17,288

(1)	“EBITDA” (earnings from continuing operations before interest and foreign exchange, taxes, depreciation and amortization) is a useful liquidity measurement tool commonly used by rail supply companies and Greenbrier. It should not be considered in isolation or as a substitute for cash flows from operating activities or cash flow statement data prepared in accordance with generally accepted accounting principles.